CENTURY CITY                       O                         HONG KONG
NEWPORT BEACH           O'Melveny & Myers LLP                LONDON
NEW YORK                400 South Hope Street                SHANGHAI
SAN FRANCISCO           Los Angeles, California 90071-2899   TOKYO
WASHINGTON, D.C.        TELEPHONE(213) 430-6000
                        FACSIMILE (213) 430-6407
                        INTERNET: www.omm.com



April 16, 1999

OUR FILE NUMBER 619,749-999


WRITER'S DIRECT DIAL          (213) 430-6443


New World Fund, Inc.
333 South Hope Street
Los Angeles, CA 90071

WRITER'S E-MAIL ADDRESS               mfairclough@omm.com

Ladies and Gentlemen:

 At your request we have examined the form of Registration Statement on Form N-1A and the related Pre-Effective Amendment No. 1 filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an indefinite number of shares of your common stock, $.01 par value per share (the "Shares"). We are familiar with the proceedings taken and proposed to be taken by you in connection with the authorization, issuance and sale of the Shares.

 Based upon our examination and upon our knowledge of your activities, it is our opinion that, subject to the issuance of an appropriate order by the Securities and Exchange Commission declaring the Registration Statement effective and the completion of the proposed actions referred to above, and subject to the qualification of the Shares under the California Corporate Securities Law of 1968, and provided that an appropriate amendment to your Articles of Incorporation is duly effected prior to the issuance of more than 200,000,000 Shares, the Shares upon issuance and sale in the manner described in the Registration Statement will constitute validly issued, fully paid and nonassessable Shares of you common stock.

 We consent to the filing of this opinion as an exhibit to the Registration Statement.

       Respectfully submitted,
       O'MELVENY & MYERS LLP